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                                                                      EXHIBIT 11

Exhibit 11 - Statement Re: Computation of earnings per share


                                               Fiscal Year Ended March 31,
                                           ---------------------------------
(In thousands, except per share data)      1995          1996            1997
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
Weighted average shares outstanding       4,507           5,237         5,257
Net effect of dilutive stock options,
  based on the treasury stock method         51              88           132

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Total shares used in computation          4,558(1)        5,325         5,389
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Net income                               $4,156(1)       $5,677        $7,538
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Net income per share                     $ 0.91(1)       $ 1.07        $ 1.40
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(1) Reflects pro forma weighted average shares outstanding, pro forma net income and pro forma net income per share.